Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVELLUS SYSTEMS, INC.

ARTICLE I

The name of the corporation is Novellus Systems, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The Corporation is authorized to issue only one class of shares designated “Common Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 275,000,000 shares.

ARTICLE IV

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.